SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                             COMMISSION FILE NUMBER:

                           MICRON ENVIRO SYSTEMS, INC.
                           ---------------------------
        (Exact name of small business issuer as specified in its charter)

Nevada                                                                98-0202944
------                                                                ----------
(State or other jurisdiction  (Primary Standard Industrial      (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

789 West Pender Street, Suite 460, Vancouver, British Columbia           V6C 1H2
--------------------------------------------------------------           -------
(Address of principal executive offices)                              (Zip Code)

                                  604.646-6903
                                  ------------
                (Issuer's Telephone Number, including Area Code)

                     Consulting Agreement with David Stadnyk
                     ---------------------------------------
                            (Full Title of the Plan)

                              Thomas E. Stepp, Jr.
                                 STEPP LAW GROUP
                                1301 Dove Street
                                    Suite 460
                         Newport Beach, California 92660
                         -------------------------------
                     (Name and Address of Agent for Service)

                                  949-660-9700
                                  ------------
          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
==========================================================================================================
     Title of securities              Amount          Proposed maximum  Proposed maximum     Amount of
       to be registered               to be            offering price      aggregate      registration fee
                                   registered(1)          per share      offering price
-----------------------------   -------------------   ----------------  ----------------  ----------------
Common Stock, $.001 par value        850,000                $0.045           $38,250           $3.09
==========================================================================================================

(1)  Consists of shares pursuant to a Consulting Agreement with David Stadnyk.








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






                                     PART I

Item 1.  The Plan Information.

On March 28, 2003, we entered into an agreement with David Stadnyk, a business consultant, pursuant to which we agreed to pay Mr. Stadnyk an aggregate fee in the amount of 850,000 shares and 650,000 stock options exercisable at $0.045 per share over a period of three months, for Mr. Stadnyk's provision to us of certain technical, business and/or management services, other than services of a promotional, investor relations or fiscal agency nature. Please refer to the attached consulting agreement which is included in this Registration Statement as Exhibit 10.1.


Item 2.  Registrant Information and Employee Plan Annual Information.

Not applicable.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We  incorporate  the  following  documents  by  reference  in this  Registration
Statement:

     (a) Our latest Annual Report on Form 10-KSB/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 11, 2003;

     (b) All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended December 31, 2002;

     (c) The description of our common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on May 13, 1999, as amended on September 3, 1999; and

     (d) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


Item 4.  Description of Securities.

Not applicable.





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






Item 5.  Interests of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.


Item 6.  Indemnification of Directors and Officers.

Currently, there are no provisions in either our Articles of Incorporation or Bylaws which provide for the indemnification of our officers and directors from personal liability to or any of our stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. We anticipate that we will execute amendments to our Articles of Incorporation in order to provide for such indemnification. Notwithstanding the foregoing, a person specifically intended to be benefited by the anticipated amendments to our Articles of Incorporation shall still be liable to the extent provided by applicable law for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of Nevada Revised Statutes Section 78.300. Notwithstanding the amendment to our Articles of Incorporation allowing for the indemnification of officers and directors, we anticipate that we will enter into indemnification agreements with each of its directors and executive officers pursuant to which we will agree to indemnify each such director and executive officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such director and officer in connection with any criminal or civil action brought or threatened against such director or officer by reason of such person being or having been our officer or director. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such officer or director believed to be in our best interests, and, with respect to criminal actions, the officer or director must have had no reasonable cause to believe his or her conduct was unlawful.

IN THE OPINION OF THE SECURITIES AND EXCHANGE  COMMISSION,  INDEMNIFICATION  FOR
--------------------------------------------------------------------------------
LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC
--------------------------------------------------------------------------------
POLICY AND, THEREFORE, UNENFORCEABLE.
-------------------------------------


Item 7.  Exemption from Registration Claimed.

Not applicable


Item 8.  Exhibits.

3.1      Corporate Charter*

3.2      Articles of Incorporation*

3.3      Certificate of Amendment to Articles of Incorporation*



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






3.4      Bylaws*

5        Opinion of Stepp Law Group

10.1     Consulting Agreement with David Stadnyk**

23.1 Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2     Consent of Williams and Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as exhibits to our Annual Report on Form 10-KSB/A on April 11, 2003 and incorporated herein by this reference.


Item 9.  Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
























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






                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on April 18, 2003.


MICRON ENVIRO SYSTEMS, INC.,
a Nevada corporation



/s/ Bernard McDougall
---------------------
Bernard McDougall, Director and President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2003, who are the directors of the registrant's board of directors and who shall administer and enforce the Consulting Agreement with David Stadnyk.

Signature and Title
-------------------



/s/ Bernard McDougall
---------------------
Bernard McDougall, Director and President



/s/ Stephen J. Amdahl
---------------------
Stephen J. Amdahl, Director



/s/ Conrad Clemiss
------------------
Conrad Clemiss, Director










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